[LETTERHEAD OF FRASIER MILNER CASGRAIN LLP]
Exhibit 5.2
April 21, 2010
Cascades Inc.
404 Marie-Victoria Blvd.
Kingsey Falls, Quebec,
Canada J0A 1B0
Dear Sirs:
Re:	US$500,000,000 aggregate principal amount of the Company’s 7 3/4% Senior Notes due 2017, and US$250,000,000 aggregate principal amount of the Company’s 7 7/8% Senior Notes due 2020
We have acted as Canadian counsel to Cascades Inc., (the “Company”) as well as its Canadian subsidiaries listed in Schedule A attached hereto (the “Canadian Subsidiaries”), in connection with the offer to exchange (the “Exchange Offer”) up to (i) US$500,000,000 aggregate principal amount of the Company’s 7 3/4% Senior Notes due 2017, and (ii) US$250,000,000 aggregate principal amount of the Company’s 7 7/8% Senior Notes due 2020 (collectively, the “Exchange Notes”) that have been registered under the Securities Act of 1933, for an equal principal amount of the Company’s (i) 7 3/4% Senior Notes due 2017 and (ii)  7 7/8% Senior Notes due 2020 (collectively, the “Private Notes”) respectively issued under trust indentures dated as of December 3, 2009 and December 23, 2009 (the “Indentures”), among the Company, the Subsidiary Guarantors (as hereafter defined) and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by certain US and Canadian Subsidiaries of the Company (the “Subsidiary Guarantors”).
For the purposes of these opinions, we have examined originals and copies, certified or otherwise identified to our satisfaction of such records, certificates, resolutions, instruments, documents and papers, including corporate records, instruments and certificates of public officials, and the certificates of officers, representatives of the Company and the Canadian Subsidiaries and have made such examinations and investigations of law, as we have considered necessary or desirable as the basis for the opinions hereinafter expressed.
Our opinions herein are restricted to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable herein.

Based upon the foregoing and subject to qualifications hereinafter expressed, we are of the opinion that:
1.	Each of the Company and the Canadian Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

2.	The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Registration Statement on Form F-4 relating to the Exchange Offer (the “Registration Statement”) has become effective under the Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indentures and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, the Exchange Notes will have been validly executed, issued and delivered by the Company.

3.	The Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”) of the Canadian Subsidiaries have been duly authorized by all necessary corporate action on the part of each Canadian Subsidiary, and when the Registration Statement on Form F-4 relating to the Exchange Offer has become effective under the Securities Act of 1933 and the Exchange Guarantees of the Canadian Subsidiaries are delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantees of the Canadian Subsidiaries of the Private Notes, the Exchange Guarantees of the Canadian Subsidiaries will have been validly executed, issued and delivered.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to us in the section “Description of Notes — Enforceability of Judgments” and under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 of the Registration Statement.
Very truly yours,
/s/ Fraser Milner Casgrain llp

SCHEDULE A

Subsidiaries	Jurisdiction of Incorporation
7251637 Canada Inc.	Canada
Cascades Paperboard International Inc.	Canada
Cascades Canada Inc.	Canada
Cascades Fine Papers Group Inc.	Canada
Cascades Transport Inc.	Canada
Conference Cup Ltd.	Ontario
Dopaco Canada, Inc.	Canada
Garven Incorporated	Ontario
Kingsey Falls Investments Inc.	Canada
Cascades Tenderco Inc.	Canada